Exhibit 99.7

BEIJING DEHENG LAW OFFICES

February 8, 2010

Legal Opinion to the Persons Listed in Exhibit A

Ladies and Gentlemen:

We have acted as special counsel as to the laws of the People's Republic of China (hereinafter referred to as the "P.R.C.") to Fujian Associated Bamboo Technology Co., Lid (hereinafter referred to as the "Associated 'Bamboo"). Except as otherwise indicated, capitalized terms used in this opinion and defined in the Documents will have the meanings given in the Documents.

1.           Documents Reviewed

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

1.1	Business License and Articles of Association of Associated Bamboo.

1.2	Business License, Articles of Association, Shareholder's Decision of Jianou Lujian Foodstuff Co., Ltd. (hereinafter referred to as the “Jianou Lujian”).

1.3
Management Entrustment Agreement between Jianou Lujian and Associated Bamboo; Exclusive Option Agreement among Associated Bamboo, Jianou Lujian and its shareholders: Proxy Agreement and Shares Pledge Agreement between Associated Bamboo and Jianou Lujian’s shareholders; Trademark Application Right Assignment Agreement between Associated Bamboo and the  shareholders of Jianou Lujian; Lease between Associated Bamboo and the shareholders of Jianou Lujian. (All above are together hereinafter referred to as the "Agreements Series")

1.4	Other documents as we have deemed necessary or advisable for the purposes of rendering this opinion.

2.           Assumptions.

The following opinion is given only as to, and based upon, circumstances, and matters of facts existing and known to us on the date of this opinion. This opinion only relates to the laws of the P.R.C, which are in force or the date of this opinion. In. giving this opinion we have relied (without further verification) upon the completeness and accuracy of Legal Representative's Certificate. We have, also relied upon .the following assumptions, which we have not independently verified:

2.1	All documents provided to us, including the documents related to Associated Bamboo and Jianou Lujian are true and complete copies of, or in the final forms of, the originals; and

2.2	All signatures, initials and seals are genuine.

3.           Opinion

On the basis of such .examination, our reliance upon the assumptions in this opinion, the Certificates of Legal Representatives from Associated Bamboo and Jianou Lujian, and our consideration of those, questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

3.1
Associated Bamboo is a wholly foreign-owned enterprise validly and legally formed and established under the laws of the P.R.C. The registered capital of Associated Bamboo is US$ 1,200,000.00. Supreme Discovery Group Limited, a British Virgin Islands company (hereinafter referred to as the "Supreme Discovery") validly and legally holds 100% equity interest of Associated Bamboo.

3.2
Jianou Lujian is a limited liability company validly and legally formed and established under the law of the P.R.C. The registered capital of Jianou Lujian is RMB 36,000,000.00, RMB 26,400,000.00 of which is paid. The rest is clue on April 14th, 2010. Associated Bamboo was entrusted to manage Jianou Lujian and hold the shareholder's voting proxy by Agreements Series among Associated Bamboo, Jianou Lujian and its’ shareholders on September 26th, 2009.

3.3
With regard lo the shareholding structure of Jianou Lujian, Tang Jinrong holds 55.33% of the equity interest, Li Lifang holds 30.67% of the equity interest, and Tang Shuiyou holds 14% of the equity interest. On September 26th, 2009, Tang Jihrong, Li Lifang and Tang Shuiyou signed a Proxy Agreement and a Shares Pledge Agreement with Associated Bamboo to transfer the shareholder's voting rights to Associated Bamboo.

3.4
In the Associated Bamboo Corporate Structure, Associated Bamboo is a wholly owned company of Supreme Discovery; Jianou Lujian is a limited liability company entrusted to be managed by Associated Bamboo.

3.5	Each of Associated Bamboo and Jianou Lujian has, been duly formed and is validly existing under the laws of the P.R.C.

3.6
In respect of each of Associated Bamboo and Jianou Lujian, the execution, delivery and performance of Agreements Series to which it is a party (i) has been duly authorized by all necessary corporate: action on the part thereof, (ii) the Agreements Series have been duly executed and delivered by them and (iii) will not violate' or conflict with the Articles of' 'Association or By-Laws of either company, any applicable law, rule or regulation or any judgment, decree, or order of any court or any other agency of government-known to us that is applicable to either company or their respective properties.

3.7
The Agreements Series to which any of Associated Bamboo and Jianou Lujian is a party constitute the legally valid and binding obligations thereof, and are enforceable against each of them in accordance with the terms thereof.

3.8
The execution and delivery by each of Associated Bamboo and Jianou Lujian. of the Agreements Series do not and the performance of its obligations there under by Associated Bamboo and Jianou Lujian, respectively, will not, violate the current laws, regulations and public policies of the P.R.C. that we have, in the exercise of customary professional diligence, recognized as applicable to Associated Bamboo and Jianou Lujian, or to transactions of the type contemplated by the Agreements Series.

               Very truly yours,

Exhibit A:

1.	Fujian Associated Bamboo Technology Co., Ltd.

2.	Abacus Investments Corp.

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